Exhibit 99.1

      ITW Reports 26 Percent Increase in 2003 Fourth Quarter Income Per Diluted Share from Continuing Operations; Revenues Grow 8 Percentand Operating Margins Improve 120 Basis Points in the Quarter; Company Forecasts Full-Year 2004 Earnings Growth Ranging from 9 Percent to 18 Percent

        GLENVIEW, ILLINOIS—(January 29, 2004)—Illinois Tool Works Inc. (NYSE:ITW) today reported that 2003 fourth quarter income per diluted share from continuing operations increased 26 percent versus the prior year period. In the fourth quarter, the Company’s operating revenues grew 8 percent, operating income increased 17 percent and operating margins improved 120 basis points compared to the year earlier period.

        Income from continuing operations in the 2003 fourth quarter was $286.9 million, or 93 cents per diluted share, versus $227.9 million, or 74 cents per diluted share, in the prior year period. This significant growth in income was due to improved operating performance from our international and North American business units. In addition, currency translation and a lower effective tax rate contributed 13 percent of the 26 percent income increase in the quarter. Worldwide base business revenues improved to 0.4 percent growth in the fourth quarter from a decline of 2.9 percent in the 2003 third quarter. For the 2003 fourth quarter, revenues were $2.63 billion compared to $2.43 billion while operating income was $431.7 million versus $369.9 for the year earlier period. Worldwide fourth quarter operating margins increased to 16.4 percent versus 15.2 percent for the 2002 fourth quarter.

        For full-year 2003, income from continuing operations increased 12 percent to $1.04 billion, or $3.37 per diluted share, from $931.8 million, or $3.02 per diluted share, in 2002. Of the 12 percent growth in income for the year, 7 percent was contributed by currency translation and a lower effective tax rate. Operating revenues grew 6 percent for the full year to $10.04 billion from $9.47 billion and operating income increased 8 percent to $1.63 billion versus $1.51 billion in 2002. For the year, operating margins improved 40 basis points to 16.3 percent.

        The Company’s free operating cash flow continued to be formidable in the 2003 fourth quarter at $425.7 million. For the year, the Company generated $1.17 billion of free operating cash flow.

        “We were very pleased with the Company’s financial performance in the most recent quarter, especially with our ability to substantially grow income from continuing operations and improve our operating margins for both total Company in general and our international segments in particular,” said W. James Farrell, Chairman and Chief Executive Officer. “Our fourth quarter performance highlights the effectiveness of our 80/20 process and showcases the type of leverage we can achieve even with modest improvement in our base revenues.”

        Segment highlights for the 2003 fourth quarter and full year include:

        North American Engineered Products fourth quarter revenues increased 3 percent largely as a result of growth from acquisitions and contributions from the industrial and construction businesses. Operating income declined 9 percent principally due to unusually high non-volume related costs in the quarter. As a result, fourth quarter operating margins of 15.3 percent were 200 basis points lower than the year ago period. For the full year, revenues were up 1 percent and operating income declined 8 percent. Operating margins of 16.0 percent were 160 basis points lower than in 2002.

        International Engineered Products fourth quarter revenues grew 20 percent and operating income increased 30 percent principally due to the benefits of currency translation and growth from the construction and industrial businesses. Fourth quarter operating margins of 16.1 percent were 120 basis points higher than the year earlier period. For the full year, revenues and operating income increased 20 percent and 22 percent, respectively. Operating margins of 13.9 percent were 30 basis points higher than in 2002.

        North American Specialty Systems revenues increased 7 percent largely as a result of acquisitions and better base revenue contributions from the welding and finishing business units. Operating income grew 22 percent mainly due to contributions from the welding and the decorating businesses as well as lower restructuring expenses. Fourth quarter operating margins of 16.4 percent were 200 basis points higher than the year ago period. For the full year, revenues decreased 1 percent and operating income grew 8 percent. Operating margins of 16.5 percent were 130 basis points higher than in 2002.

        International Specialty Systems fourth quarter revenues increased 18 percent mainly due to contributions from currency translation and acquisitions. Operating income grew 86 percent largely as a result of improved operating performance from the decorating, industrial packaging and food equipment business units as well as benefits from currency translation, lower restructuring costs and a non-recurring 2002 goodwill impairment charge. As a result, operating margins of 12.5 percent were 460 basis points higher than the year earlier period. For the full year, revenues and operating income increased 16 percent and 32 percent, respectively. Operating margins of 11.1 percent were 140 basis points higher than in 2002.

        Leasing and Investments fourth quarter operating income of $22.7 was 12 percent lower than the year earlier period. This was a result of higher income from a mark-to-market adjustment in the commercial mortgage portfolio and gains from idle facilities in the 2002 fourth quarter, partially offset by write-downs from two aircraft leases in the same period.

        Looking ahead, the Company is cautiously optimistic about the prospects for gradual improvement in its North American end markets. As a result, for the 2004 first quarter the Company is forecasting an earnings range of 73 cents to 81 cents. For the full year, the Company is forecasting an earnings range of $3.66 to $3.96. The mid-points of the 2004 first quarter and full-year ranges would represent growth of 18 percent and 13 percent, respectively.

        This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions and base business expectations for full year and first quarter 2004 and the Company’s related earnings forecasts. These statements are subject to certain risks, uncertainties and other factors, which could cause the actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2003 third quarter and ITW’s Form 10-K/A for full-year 2002.

        ITW is a $10.0 billion diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 625 decentralized operations in 44 countries and employs some 47,500 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com